Exhibit 99(d)(4)

GUARANTEE

Guarantee, dated as of June 30, 2006 (this “Guarantee”), by Blackstone Capital Partners V L.P., a Delaware limited partnership (the “Guarantor”), in favor of Encore Medical Corporation, a Delaware corporation (the “Guaranteed Party”).

1.                                       GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of June 30, 2006, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement), by and among the Guaranteed Party, Grand Slam Holdings, LLC (“Parent”) and Grand Slam Acquisition Corp. (“MergerSub”), pursuant to which, among other transactions, MergerSub will merge with and into the Guaranteed Party, with the Company Common Stock (subject to certain exceptions described in the Merger Agreement) being converted into the right to receive cash, and the shares of the common stock of Merger Sub being converted into common stock of the Surviving Corporation, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment of the obligations of Parent or Merger Sub pursuant to Sections 8.2(ii) or 8.3(c) of the Merger Agreement but subject to the limitations of Section 9.11(b) of the Merger Agreement (the “Obligations”); provided that, as set forth in Section 9.11(b) of the Merger Agreement, in no event shall Guarantor’s liability under this Guarantee in the aggregate exceed $64 million (the “Cap”), it being understood that this Guarantee may not be enforced without giving effect to the Cap; and provided, further, that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, in the event that the Closing occurs.

2.                                       NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to any Obligation in the event that Parent or MergerSub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.

3.                                       CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Obligation, and may also make any agreement with Parent or MergerSub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or MergerSub without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or MergerSub; (b) any change in the time, place or manner of payment of any Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any Obligation; (c) the addition, substitution or release of any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity (a “Person”) primarily or secondarily liable for the Obligation; (d) any change in the organization, structure or ownership of Parent or MergerSub; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or MergerSub; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, MergerSub or the Guaranteed Party or any of its Affiliates, whether in connection with any Obligation or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of any Obligation; (h) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (i) any other event or circumstances, whether similar or dissimilar to the foregoing (other than final payment in full of the Obligations). To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of any Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or MergerSub, and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Parent and/or MergerSub under the Merger Agreement or a breach by the Guaranteed Party of the Guarantee). The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Guaranteed Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent or MergerSub now or hereafter known by the Guaranteed Party. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or MergerSub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or MergerSub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or MergerSub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations thereafter arising.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Action arising under or in connection with the Merger Agreement or the transactions contemplated thereby against the Guarantor except for claims against the Guarantor under this Guarantee, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Action asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, or general equitable principles (whether considered in an Action in equity or at law).

4.                                       NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.                                       REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)                                  the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s limited partnership agreement or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)                                 all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Guarantee;

(c)                                  this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)                                 the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill the

Obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6.                                       NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

7.                                       NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Guarantee shall be in writing and shall be given by personal delivery or a nationally recognized overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:

(a)                                  if to the Guaranteed Party, to it at:

Encore Medical Corporation
9800 Metric Blvd.
Austin, Texas 78758
Attention:    Harry L. Zimmerman, Esq.
Telecopy:    (512) 834-6300

with copies to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.
600 Congress Ave., Suite 2400

Austin, Texas 78701-2978
Attn:  Darrell R. Windham, Esq.
Telecopy: (512) 536-4598

and

Powell Goldstein LLP

1201 West Peachtree Street, NW

Fourteenth Floor

Atlanta, Georgia 30309-3488
Attn:  Rick Miller
Telecopy: (404) 572-6999

(b)                                 if to Guarantor, to it at:

Blackstone Capital Partners V L.P.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention:    Mr. Chinh E. Chu
Telecopy:    212-583-5712

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:    William R. Dougherty
Telecopy:    212-455-2502

or to such other Person or address as a party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier or electronic mail, when receipt thereof is confirmed by telephone.

8.                                       CONTINUING GUARANTEE. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations are satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Effective Time and (ii) the second anniversary of any termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a claim for payment of any Obligation to either Parent or the Guarantor by such second anniversary.

9.                                       NO RECOURSE. Recourse against the Guarantor under this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder shall be had against any current or future officer, agent, affiliate or employee of the Guarantor, against any current or future general or limited partner or stockholder of the Guarantor or any affiliate thereof or against any current or future director, officer, employee, affiliate, general or limited partner, stockholder or member of any of the foregoing whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Guarantor or any current or future general or limited partner of the Guarantor or any current or future director, officer, employee, or general or limited partner, member, affiliate or assignee of any of the foregoing.

10.                                 GOVERNING LAW. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than such courts sitting in the State of New York. THE PARTIES

HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE.

11.                                 COUNTERPARTS. This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its general partner thereunto duly authorized.

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	/s/ CHINH E. CHU
	Name:	Chinh E. Chu
	Title:	Member

IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ENCORE MEDICAL CORPORATION

By:	/s/ KENNETH W. DAVIDSON
Name: Kenneth W. Davidson
Title: CHIEF EXECUTIVE OFFICER